Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GigCapital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of GigCapital, Inc. (a Delaware corporation) (the “Company”) as of September 30, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2019 and for the period from October 9, 2017 (date of inception) to September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for the year ended September 30, 2019 and for the period from October 9, 2017 (date of inception) to September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that GigCapital, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a financing and the Company’s cash and working capital are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2017.

San Jose, California

December 2, 2019

GigCapital, Inc.

Balance Sheets

	As of September 30,
	2019	2018
ASSETS
Current assets
Cash	$469,707	$597,268
Receivable from related party	6,946	6,229
Prepaid expenses	11,462	110,439

Total current assets	488,115	713,936
Cash and marketable securities held in Trust Account	78,757,615	144,964,309
Interest receivable on cash and marketable securities held in Trust Account	120,528	221,157

TOTAL ASSETS	$79,366,258	$145,899,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,391,723	$64,581
Payable to related party	123,421	—
Notes payable to Founders	3,050,426	—
Accrued liabilities	1,140,000	772,840
Other current liabilities	87,069	221,865

Total current liabilities	5,792,639	1,059,286

Commitments and contingencies (Note 5)
Common stock subject to possible redemption, 7,182,567 and 14,309,217 shares as of September 30, 2019 and 2018, respectively, at a redemption value of $10.00 per share	68,573,611	139,840,115

Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 4,453,975 and 4,152,789 shares issued and outstanding as of September 30, 2019 and 2018, respectively (excluding 7,182,567 and 14,309,217 shares subject to possible redemption as of September 30, 2019 and 2018, respectively)	445	415
Additional paid-in capital	6,751,086	5,664,971
Accumulated deficit	(1,751,523)	(665,385)

Total stockholders’ equity	5,000,008	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,366,258	$145,899,402

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Statements of Operations

	Year Ended September 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
Revenues	$—	$—
General and administrative expenses	2,981,188	1,879,526

Loss from operations	(2,981,188)	(1,879,526)
Other income
Interest income on cash and marketable securities held in Trust Account	2,648,070	1,814,589

Loss before provision for income taxes	(333,118)	(64,937)
Provision for income taxes	(753,020)	(600,448)

Net loss	$(1,086,138)	$(665,385)

Weighted-average common shares outstanding, basic and diluted	4,207,008	4,048,626

Net loss per share common share, basic and diluted (Note 2)	$(0.54)	$(0.40)

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Statements of Stockholders’ Equity

			Additional Paid-In Capital
	Common Stock			Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance as of October 9, 2017 (inception)	—	$—	$—	$—	$—
Sale of common stock to Founders at $0.005858 per share	4,267,500	427	24,573	—	25,000
Sale of common stock to Founders in private placement at $10 per share	498,256	49	4,982,511	—	4,982,560
Forfeiture or cancellation of shares	(743,750)	(75)	75	—	—
Issuance of Insider shares for no consideration	65,000	7	(7)	—	—
Sale of common stock in Initial Public Offering	12,500,000	1,250	124,998,750	—	125,000,000
Sale of common stock in Over-Allotment Option	1,875,000	188	18,749,812	—	18,750,000
Shares subject to redemption	(14,309,217)	(1,431)	(143,090,743)	—	(143,092,174)
Net loss	—	—	—	(665,385)	(665,385)

Balance as of September 30, 2018	4,152,789	415	5,664,971	(665,385)	5,000,001
Redemption of public shares	(6,825,464)	(683)	(70,179,676)	—	(70,180,359)
Shares subject to redemption	7,126,650	713	71,265,791	—	71,266,504
Net loss	—	—	—	(1,086,138)	(1,086,138)

Balance as of September 30, 2019	4,453,975	$445	$6,751,086	$(1,751,523)	$5,000,008

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Statements of Cash Flows

	Year Ended September 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
Operating Activities
Net loss	$(1,086,138)	$(665,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(2,527,542)	(1,593,432)
Interest receivable on cash and marketable securities held in Trust Account	(120,528)	(221,157)
Change in operating assets and liabilities:
Receivable from related party	(717)	(6,229)
Prepaid expenses	98,977	(110,439)
Accounts payable	1,327,142	64,581
Payable to related party	123,421	—
Accrued liabilities	367,160	772,840
Other current liabilities	(134,796)	221,865

Net cash used in operating activities	(1,953,021)	(1,537,356)

Investing Activities
Investment of cash in Trust Account, net	(2,397,500)	(143,750,000)
Interest income used to pay taxes	1,172,534	379,123
Cash withdrawn from Trust Account	70,180,359	—

Net cash provided by (used in) investing activities	68,955,393	(143,370,877)

Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid	—	141,162,440
Proceeds from sale of Private Placement Units	—	4,982,560
Proceeds from the sale of Founder Shares	—	25,000
Redemption of public shares	(70,180,359)	—
Notes payable to Founders	3,050,426	50,536
Repayment of notes payable to Founders	—	(50,536)
Payment of deferred offering costs	—	(664,499)

Net cash provided by (used in) financing activities	(67,129,933)	145,505,501

Net change in cash and cash equivalents	(127,561)	597,268
Cash and cash equivalents, beginning of period	597,268	—

Cash and cash equivalents, end of period	$469,707	$597,268

Supplemental disclosure of noncash investing activities
Change in value of common stock subject to possible redemption	$(1,086,145)	$(657,826)

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Notes to Financial Statements

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital, Inc. (the “Company”) was incorporated in Delaware on October 9, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of September 30, 2019, the Company had not yet commenced any operations. All activity for the period from October 9, 2017 (date of inception) through September 30, 2019 relates to the Company’s formation and the initial public offering (the “Offering”), which is described below (Note 3), and identifying a target initial Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Offering. The Company has selected September 30 as its fiscal year end.

On December 7, 2017, the initial registration statement on Form S-1, as amended, filed in connection with the Offering was declared effective. On December 8, 2017, a subsequent registration statement on Form S-1 filed by the Company pursuant to Section 462(b) of the Securities Act, and also in connection with the Offering, was declared effective. The Company entered into an underwriting agreement on December 7, 2017 to conduct the Offering, the initial closing of which was consummated on December 12, 2017 with the delivery of 12,500,000 units (the “Units”). The Units sold in the initial closing of the Offering consisted of the securities described in Note 3. The initial closing of the Offering generated gross proceeds of $125,000,000.

Simultaneously with the initial closing of the Offering, the Company consummated the initial closing of a private placement sale (the “Private Placement”) of 489,500 units (the “Private Placement Units”), at a price of $10.00 per unit. Those units are held by the Company’s sponsor, GigAcquisitions, LLC, a Delaware limited liability company (the “Sponsor”) and three additional investors (together with the Sponsor, the “Founders”). The Private Placement Units consisted of the securities described in Note 4. The initial closing of the Private Placement generated gross proceeds of $4,895,000.

Following the initial closing of the Offering, net proceeds in the amount of $122,500,000 from the sale of the Units and proceeds in the amount of $2,500,000 from the sale of Private Placement Units, for a total of $125,000,000, were placed in the trust account (“Trust Account”) which is described further below.

On January 9, 2018, in connection with the underwriters’ exercise in full of their option to purchase an additional 1,875,000 additional Units solely to cover over-allotments, if any (the “over-allotment option”), the Company consummated the sale of an additional 1,875,000 Units at $10.00 per unit. The Units sold in the second closing of the Offering also consisted of the securities described in Note 3. The second closing of the Offering generated gross proceeds of $18,750,000.

Simultaneously with the closing of the sale of the additional Units, the Company consummated a second closing of the Private Placement, resulting in the sale of an additional 8,756 Private Placement Units at $10.00 per unit to the Founders. The second closing of the Private Placement Units also consisted of the securities described in Note 4. The second closing of the Private Placement generated gross proceeds of $87,560.

Following the second closing of the Offering, net proceeds in the amount of $18,662,440 and proceeds in the amount of $87,560 from the second closing of the Private Placement, for a total of $18,750,000, were placed in the Trust Account.

Transaction costs amounted to $3,252,059, consisting of $2,587,560 of underwriting fees and $664,499 of the Offering costs. The Company’s remaining cash after payment of the Offering costs will be held outside of the Trust Account for working capital purposes.

Initial extension

The Company’s initial public offering prospectus and charter provided that the Company initially had until March 12, 2019 (the date which was 15 months after the consummation of the Offering) to complete a business combination. The Company’s Offering prospectus and charter also provided that the Company could extend such 15 months period an additional 3 months if the Founders deposited into the Company’s Trust Account established following the Offering an amount equal to the aggregate total of $0.10 per public share sold in the Offering, for a total deposit of $1,437,500.

On March 6, 2019, the Company issued four unsecured promissory notes in the aggregate principal amount of $1,437,500, representing $0.10 per public share. These notes are currently held by the Sponsor and the three other investors. The aggregate funds have been deposited into the Trust Account, and as a result, the period of time the Company has to consummate a Business Combination and the date for cessation of operations of the Company if the Company has not completed a business combination has been extended from March 12, 2019 to June 12, 2019 (“Initial Extension”). The terms of the trust agreement did not require an amendment of the charter in order to accomplish the Initial Extension.

Second extension

On June 5, 2019, the Company filed with the Secretary of State of the State of Delaware (“DE SOS”) a Certificate of Amendment (the “Extension Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, pursuant to which the date by which the Company must consummate its initial Business Combination with Kaleyra S.p.A, (“Kaleyra”), was extended from June 12, 2019 to December 12, 2019 (such extension, the “Second Extension”). The Extension Amendment was approved by the Company’s stockholders at the Special Meeting and became effective upon the filing thereof with the DE SOS.

The results of voting on the proposals submitted to a vote of the Company’s stockholders at the Special Meeting, held on June 5, 2019, were as follows:

Proposal No. 1

The Extension Amendment was approved as follows:

For	Against	Abstain	Broker Non-Votes
17,529,028	126,876	20,000	0

In connection with the Second Extension and the Extension Amendment, stockholders elected to redeem 6,825,464 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which represents approximately 47.5% of the shares that were part of the units that were sold in the Company’s Offering. Following such redemptions, as of September 30, 2019 approximately $78.8 million remained in the Trust Account and 11,636,542 shares of Common Stock remained issued and outstanding, including 7,182,567 shares subject to possible redemption.

Extension Amendment Contributions

In conjunction with the approval of the Second Extension, the Founders agreed to contribute to the Company, as a loan, $240,000 for each calendar month, or portion thereof, that is needed by the Company to complete the Business Combination with Kaleyra (each, a “Contribution”). The Contributions were conditional upon the implementation of the Second Extension. The Contributions do not bear interest and are repayable by the Company upon consummation of the Business Combination with Kaleyra. The Sponsor will have the sole discretion to determine whether to continue extending for additional months until the Extended Date, and if the Sponsor determines not to continue extending for additional months, the obligation of the Founders to make additional Contributions will terminate and GigCapital will dissolve and liquidate in accordance with its Charter.

On June 10, 2019, the Company issued four non-convertible unsecured promissory notes (each, a “Second Extension Note” and collectively the “Second Extension Notes”) in the aggregate principal amount of $240,000 to the Founders. The Company deposited the funds into the Trust Account.

On June 10, 2019, the Company issued an additional four convertible unsecured promissory notes (each, a “Working Capital Note” and collectively the “Working Capital Notes”) in the aggregate principal amount of $91,667 to the Founders. The Working Capital Notes were issued to provide the Company with additional working capital during the Second Extension and will not be deposited into the Trust Account. The Company issued the Working Capital Notes in consideration for loans from the payees to fund the Company’s working capital requirements. The convertible notes are convertible at the payee’s election upon the consummation of the Business Combination. Upon such election, the convertible notes will convert, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with the Company’s Offering, except that the private placement warrants which comprise a part of the private placement units issued to the non-Sponsor Founders, so long as they are held by the non-Sponsor Founders, or any of their related persons under FINRA rules, will expire five years from the effective date of the Company’s registration statement, or earlier upon the Company’s liquidation.

On July 10, 2019, in connection with the second monthly Contribution, the Founders deposited an additional aggregate $240,000 into the Trust Account, and the Company cancelled the Second Extension Notes dated June 10, 2019, in the amount of $240,000 in the aggregate, and reissued each of the Third Extension Notes to include the aggregate of both the first and second monthly Contribution amounts for each payee, totaling $480,000.

On July 10, 2019, in connection with the second monthly Contribution, an additional aggregate $64,932 of working capital was loaned to the Company by the Founders, and as a result the Company cancelled the original Working Capital Notes dated June 10, 2019 in the amount of $91,667 and reissued the Second Working Capital Notes to include the aggregate of both the first and second working capital loans to the Company for each payee in the total amount of $156,599. The Second Extension Notes and Second Working Capital Notes bear no interest and are repayable in full upon the consummation of the Kaleyra business combination.

On August 12, 2019, in connection with the third and fourth monthly Contribution, certain of the Founders and affiliates thereof deposited an additional aggregate $480,000 into the Trust Account, and the Company cancelled certain of the Third Extension Notes dated July 10, 2019, in the amount of $204,302 in the aggregate, and reissued each of the Fourth Extension Notes to include the aggregate of the first through the fourth monthly Contribution amounts for the payees, totaling $684,302.

On August 12, 2019, in connection with the third and fourth monthly Contribution, an additional aggregate $252,568 of working capital was loaned to the Company by the certain of the Founders and affiliates thereof, and as a result the Company cancelled certain the Second Working Capital Notes dated July 10, 2019 in the amount of $66,653 and reissued the Third Working Capital Notes to include the aggregate of the first through the fourth working capital loans to the Company for the payees in the total amount of $319,221. The Fourth Extension Notes and Third Working Capital Notes also bear no interest and are repayable in full upon the consummation of the Kaleyra business combination.

From September 24, 2019 through September 27, 2019, in conjunction with the fifth monthly Contribution, an additional aggregate of $110,029 for deposit into the Trust Account was loaned to the Company by certain of the Founders and affiliates thereof.

From September 24, 2019 through September 27, 2019, in conjunction with the fifth monthly Contribution, an additional aggregate of $133,728 of working capital was loaned to the Company by certain of the Founders and affiliates thereof.

Subsequent to year end, on October 2, 2019 and October 11, 2019, in conjunction with the fifth monthly Contribution, an additional aggregate of $129,971 for deposit into the Trust Account, was loaned to the Company by certain of the Founders and affiliates thereof, for a total aggregate of $240,000 loaned for deposit in the Trust account in conjunction with the fifth monthly Contribution. Effective October 11, 2019, the Company cancelled the Fourth Extension Notes dated August 12, 2019 in the amount of $684,302 and reissued each of the Fifh Extension Notes to include the aggregate of the first through the fourth monthly Contribution amounts for the payees, totaling $924,302.

Subsequent to year end, on October 2, 2019 and October 11, 2019, in conjunction with the fifth monthly Contribution, an additional aggregate of $157,966 of working capital was loaned to the Company by certain of the Founders and affiliates thereof, for a total aggregate of $291,694 working capital loaned in conjunction with the fifth monthly Contribution. Effective October 11, 2019, the Company cancelled the Third Working Capital Notes dated August 12, 2019 in the amount of $319,221 and reissued the Fourth Working Capital Notes to include the aggregate of the first through the fourth working capital loans to the Company for the payees in the total amount of $610,915. The Fifth Extension Notes and Fourth Working Capital Notes also bear no interest and are repayable in full upon the consummation of the Kaleyra business combination.

Subsequent to year end, on November 12, 2019, in conjunction with the sixth monthly Contribution, an additional aggregate of $240,000, for deposit into the Trust Account, was loaned to the Company by certain of the Founders and affiliates. Effective November 12, 2019, the Company cancelled the Fifth Extension Notes dated October 11, 2019 in the amount of $924,302 and reissued each of the Sixth Extension Notes to include the aggregate of the first through the fifth monthly Contribution amounts for the payees, totaling $1,164,302.

Subsequent to year end, on November 23, 2019, the Company and each of the Sponsor and one of the holders of the Sixth Extension Notes and Fourth Working Capital Notes, GigFounders, LLC, agreed to amend and restate the Initial Extension Note, Second Extension Note, Working Capital Note, Sixth Extension Note and Fourth Working Capital Note held by them to provide that in lieu of repaying such promissory notes in full upon the Closing (as defined below) of the Business Combination, the outstanding principal balance of such amended and restated notes (for the Initial Extension Note, the Second Extension Note and the Sixth Extension Note, the “Amended Extension Notes”, and for the Second Working Capital Note and Fourth Working Capital Note, the “Amended Working Capital Notes”), plus all accrued and unpaid interest (as described below) and fees due under the Amended Extension Notes and Amended Working Capital Notes, shall, upon the receipt by the Company, whether in a debt or equity financing event by the Company (which may include the receipt of cash from third parties with which the Company has subsequent to year end entered into forward share purchase agreements), of cash proceeds in an amount not less than $11,500,000.00 (the “Financing Proceeds”), be due and payable no later than ten business days after the Company receives the Financing Proceeds. Interest on the Amended Extension Notes and Amended Working Capital Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing of the Business Combination, which is one and ninety-one hundredths percent (1.09%), plus a margin of one percent (1%) per annum. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. None of the Amended Extension Notes or Amended Working Capital Notes will be convertible into securities of the Company. On November 23, 2019, the Company issued the Amended Extension Notes and Amended Working Capital Notes to the Sponsor and GigFounders, LLC, as appropriate, for each of the Initial Extension Note, Second Extension Note, Working Capital Note, Sixth Extension Note and Fourth Working Capital Note.

The Trust Account

The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of the remaining outstanding shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete the Business Combination by December 12, 2019; or (iii) pursuant to an authorized redemption of the public shares in connection with the stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem the remaining public shares if it does not complete the Kaleyra Business Combination by December 12, 2019. If the Company does not complete a Business Combination within this extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination.

Business Combination

On February 22, 2019, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Kaleyra, Shareholder Representative Services LLC, (the “Seller Representative”) as representative of the ordinary shares of Kaleyra immediately prior to the closing (the “Closing” and the date on which the Closing occurs, the “Closing Date”) of the transaction, and all of the stockholders of all of the Kaleyra stock (collectively, such Kaleyra stockholders, the “Sellers”), for the purpose of the Company acquiring all of the shares of the Kaleyra stock (the “Kaleyra Business Combination”). Kaleyra is a communications platform as a service (“CPaaS”) provider. The Closing of the Business Combination occurred on November 25, 2019.

Effective as of the Closing, the Company changed its name to Kaleyra, Inc. and applied to and did list the Transaction Securities (as defined below) on the NYSE American stock exchange (“NYSE American”) under the symbol “KLR”. The Company also changed its fiscal year end to December 31st from its current fiscal year end of September 30th upon the consummation of the transaction, and intends for the change to first be effective for its fiscal year ending December 31, 2019.

As noted above, subsequent to year end, on November 25, 2019, the Business Combination with Kaleyra was completed. See Note 9 – Subsequent Events for a description of the transaction.

Consideration

Pursuant to the terms of the Stock Purchase Agreement, the Sellers will sell, transfer, assign, convey and deliver to the Company all of the Kaleyra stock. In accordance with, and subject to the Purchase Agreement, each Seller will be entitled to receive his, her or its share, as specified in the Purchase Agreement, of the aggregate closing consideration to be paid to the Sellers at the Closing (the “Aggregate Closing Consideration”), in addition to a contingent right to receive the Earnout Shares (as defined and further described below under the heading “Earnout Shares”). The Aggregate Closing Consideration shall consist of a combination of cash (“Cash Consideration”), Company Common Stock (“Closing Share Consideration”) and unsecured convertible promissory notes (the “Notes”) for a specified principal amount (the “Note Principal Amount”). Two of the Sellers will receive their portion of the Aggregate Closing Consideration in the form of a combination of Closing Share Consideration, Cash Consideration and Notes. Each of the other Sellers will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Closing Share Consideration. The aggregate value of each component of the Aggregate Closing Consideration will be determined by the percentage of the Offering Shares (as defined in the Certificate of Incorporation outstanding as of February 22, 2019 that have been redeemed prior to the Closing (the “Redemption Percentage”) pursuant to the Redemption Rights (as defined in the Certificate of Incorporation) and Article IX of the Certificate of Incorporation. The Stock Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five fixed ranges of possible Redemption Percentages (the “Redemption Ranges”). The Aggregate Closing Consideration for each such Redemption Range, by component of the Aggregate Closing Consideration, is as follows:

Cash Consideration	Closing Share Consideration (in shares of the Company’s Common Stock)	Note Principal Amount
Redemption Percentage is equal to or greater than 87.5%
$0	10,181,819	$15,000,000
Redemption Percentage is greater than 75.0% but less than 87.5%
$3,750,000	9,781,819	$11,250,000
Redemption Percentage is greater than 62.5% but less than or equal to 75.0%
$7,500,000	9,381,819	$7,500,000
Redemption Percentage is equal to or greater than 50.0% but less than or equal to 62.5%
$11,250,000	8,999,319	$3,750,000
Redemption Percentage is less than 50.0%
$15,000,000	8,616,819	$0

The aggregate amount of Closing Share Consideration, and each of the Closing Share Consideration amounts listed above, are subject to adjustments at Closing as specified in the February 26 Form 8-K.

Notes

Interest on the Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, plus a margin of one percent (1%) per annum. Interest will be due and payable annually on each of (1) the date which is the twelve (12) month anniversary of the Closing Date and (2) on the date which is the twenty-four (24) month anniversary of the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

Fifty percent (50%) of the outstanding principal balance of the Notes will be due and payable on the fifteen (15) month anniversary of the Closing Date. The remaining outstanding principal balance of the Notes plus all accrued and unpaid interest and fees due under the Notes will be due and payable in full on the twenty-four (24) month anniversary of the Closing Date.

In the event that the Company receives, at any time while principal on the Notes remains outstanding, cash proceeds of an equity financing (the “Financing”) in an amount not less than $50,000,000.00 (the “Financing Proceeds”), fifty percent (50%) of the outstanding principal balance of the Notes will be due and payable no later than ten (10) business days after the Company receives such Financing Proceeds. In the event of a Financing where at any time the Company receives cash proceeds of such Financing in an amount not less than $75,000,000.00 (the “Payoff

Financing Proceeds”), one hundred percent (100%) of the remaining outstanding principal balance of the Notes, plus all accrued and unpaid interest and fees due under the Notes will be due and payable no later than ten (10) business days after the Company receives such Payoff Financing Proceeds. The date which is the earlier of (a) the twenty-four (24) month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds, is the “Maturity Date.”

In the event that the Notes are not paid in full on or before the applicable Maturity Date, then at any time after the sixtieth (60th) business day after the Maturity Date, assuming payment in full has not been made prior to such date, the outstanding principal amount of the Notes, together with all accrued but unpaid interest on the Notes, may be converted into shares of Company Common Stock, in part or in whole, at the option of the holder of the Notes by providing written notice at least three (3) business days prior to the date of conversion. A conversion of any portion of the Note into shares of Company Common Stock will be effected at a conversion price equal to the Current Market Price as of the date of such conversion (the “Conversion Price”). The term “Current Market Price” means, generally, the average VWAP for the twenty (20) consecutive trading days ending on the date that is five (5) trading days prior to the date of conversion. The term “VWAP” means, for any trading day, the volume weighted average trading price of the Company Common Stock for such trading day on the NYSE (or if the Company Common Stock is no longer traded on the NYSE, on such other exchange as the Company Common Stock are then traded).

Earnout Shares

In addition to the right to receive the Aggregate Closing Consideration, each Seller will have the contingent right to receive additional shares of Company Common Stock upon the achievement of the following revenue and adjusted earnings before interest, income taxes, depreciation, and amortization, (“EBITDA”) milestones (the “Earnout Shares” and together with the Closing Share Consideration, the “Transaction Securities”):

(1) If the pro forma revenue and pro forma adjusted EBITDA of the post-combination Company and its subsidiaries for the 2019 fiscal year exceeds the pro forma revenue and pro forma adjusted EBITDA of Kaleyra and its subsidiaries for the 2018 fiscal year by thirty percent (30%) and forty-five percent (45%) respectively, then the aggregate number of Earnout Shares which the Sellers will be entitled to receive (the “2019 Earnout Shares”) is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2019 Earnout Shares	2,146,133	1,954,892	1,763,633	1,563,642	1,363,633

(2) If the revenue and adjusted EBITDA of the post-combination Company and its subsidiaries for the 2020 fiscal year exceeds the pro forma revenue and pro forma adjusted EBITDA of the Company and its subsidiaries for the 2019 fiscal year by thirty percent (30%) and forty-five percent (45%) respectively, then the number of Earnout Shares which the Sellers will be entitled to receive (the “2020 Earnout Shares”) is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2020 Earnout Shares	2,146,139	1,954,881	1,763,639	1,563,631	1,363,639

Notwithstanding the above, to the extent that the requisite level of adjusted EBITDA for a fiscal year for the issuance of Earnout Shares is achieved but the requisite level of revenue is not so achieved, as long as the revenue for such fiscal year is at least eighty percent (80%) of the requisite level of revenue for the issuance of Earnout Shares, then the aggregate 2019 Earnout Shares or 2020 Earnout Shares, as applicable, will be deemed earned and issuable, but in an amount reduced by 0.5% for every 1.0% revenue for such fiscal year is below the revenue target for such fiscal year (the “Earnout Reduction”).

For the purposes of determining whether Earnout Shares will be issued, adjusted EBITDA is defined as of any date of calculation, as the consolidated earnings of a party and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of such party and its subsidiaries (prepared in accordance with GAAP), plus (i) Expenses (as defined below), (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by the Company or any of its subsidiaries to employees of the Company or any of its subsidiaries and (v) any provision for the write down of assets. A party’s adjusted EBITDA for any fiscal year party is calculated on a pro forma basis to include any subsidiaries acquired by such party during such fiscal year.

Whether Earnout Shares are to be issued will be determined as soon as practicable (but in any event within fifteen (15) days) after the completion of the audited consolidated financial statements of the Company as filed with the SEC. To the extent that the Seller Representative disagrees with a determination whether Earnout Shares are to be issued, the Purchase Agreement provides for a customary process by which the Seller Representative and the Company shall resolve any such disagreement before an independent nationally recognized accounting firm.

If during the period when Earnout Shares can be earned (the “Earnout Period”), there is a liquidation, dissolution or winding up, or bankruptcy of the Company, or change of control of the Company where the value of the aggregate consideration received by each holder of Company Common Stock with respect to each share of Company Common Stock held by such holder equals at least $10.00 per share of Company Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations) (each an “Acceleration Event”), then any Earnout Shares that have not been issued by the Company (whether or not previously earned and whether or not any revenue or adjusted EBITDA targets or thresholds have been achieved) shall be deemed earned and due by the Company to the Sellers.

Any dividends or distributions declared with respect to Company Common Stock during the Earnout Period shall be set aside and not paid until the 2019 Earnout Shares and 2020 Earnout Shares have been issued to the Sellers or, if either or both the 2019 Earnout Shares and the 2020 Earnout Shares are not earned and issued, then all such dividends or distributions declared during the Earnout Period shall be forfeited.

Certain holders of shares of Company Common Stock have agreed that a portion of their shares of Company Common Stock will be forfeited in the event that either the 2019 Earnout Shares or the 2020 Earnout Shares are not issued in full, as further described below under the heading “Founder Shares Agreement”.

Lock-Up

Subject to certain exceptions (including the sale of Company Common Stock or Earnout Shares to satisfy certain taxes that may be payable by certain Sellers upon the receipt of Company Common Stock), each Seller agrees that such Seller shall not transfer any Company Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares that may have been issued to such Seller until the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Company Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date or (y) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property (such earliest date being the “Lock-Up Termination Date”).

Restricted Stock Units

The Company has agreed to adopt an equity incentive plan that it will submit to its stockholders for approval. So long as such equity incentive plan is adopted and approved, the Company has agreed to issue to certain employees of Kaleyra or its subsidiaries 1,018,181 restricted stock units that would vest at the Lock-Up Termination Date, 136,367 restricted stock units that would vest upon the final determination, if any, that the 2019 Earnout Shares are earned and issuable, and 136,361 restricted stock units that would vest upon the final determination, if any, that the 2020 Earnout Shares are earned and issuable.

Expense Reimbursement

If the Kalyera Business Combination is not consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to the Purchase Agreement and the Kalyera Business Combination (collectively “Expenses”). If the Kalyera Business Combination is consummated, the Company shall pay, or cause to be paid, all Expenses at or after the Closing, including the out-of-pocket costs and expenses incurred by Kaleyra and its subsidiaries in connection with the Purchase Agreement and the Kalyera Business Combination (including any fees and expenses of representatives of Kaleyra and its subsidiaries).

Founder Shares Agreement

The Founders have entered into a Founder Shares Agreement with the Company, Kaleyra and the Seller Representative on February 22, 2019 (the “Founder Shares Agreement”) with regard to their shares of Company Common Stock held by each of them (the “Founder Shares”),

Pursuant to the terms of the Founder Shares Agreement, each Founder agreed that a portion of the Founder Shares will be forfeited in the event that either the 2019 Earnout Shares or the 2020 Earnout Shares are not issued in full (such Founder Shares subject to risk of forfeiture, the “Founder Earnout Shares”). The aggregate number of Founder Earnout Shares will be determined as follows, based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate Founder Earnout Shares	251,686	629,220	1,090,646	1,552,074	2,013,504

The dates and amount of the lapse of the risk of forfeiture of the Founder Earnout Shares are as follows:

•

The lapse of the risk of forfeiture of 50% of the Founder Earnout Shares (the “2019 Founder Earnout Shares”) will irrevocably occur if the 2019 Earnout Shares are issued by the Company; provided, that the Earnout Reduction shall also apply to the 2019 Founder Earnout Shares (provided that the 2019 Founder Earnout Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2019 Earnout Shares are not earned and issuable);

•

The lapse of the risk of forfeiture of 50% of the Founder Earnout Shares (the “2020 Founder Earnout Shares) will irrevocably occur if the 2020 Earnout Shares are issued by the Company; provided, that the Earnout Reduction shall also apply to the 2020 Founder Earnout Shares (provided that the 2020 Founder Earnout Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2020 Earnout Shares are not earned an issuable); and

•

For any Founder Earnout Shares for which the risk of forfeiture has not yet lapsed, or been forfeited, pursuant to the provisions above, the lapse of the risk of forfeiture shall irrevocably occur if and when any Earnout Shares become earned and issuable under the Purchase Agreement due to an Acceleration Event.

In addition, each Founder has irrevocably and unconditionally agreed that, prior to the lapse of the risk of forfeiture of the Founder Earnout Shares, such Founder shall not transfer all or any portion of such Founder Earnout Shares, other than to a permitted transferee (as described in a letter agreement, dated December 7, 2017, between the Company and Founders) who enters into a written agreement for the benefit of the parties to the Founder Shares Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of the Founder Shares Agreement provided that, following such transfer, such Founder continues to beneficially own such transferred Founder Shares for all purposes, including voting rights.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of common stock have been recorded at their redemption amount and classified as temporary equity.

The amount held in the Trust Account as of September 30, 2019, was $78,757,615, which represents cash and short-term investments of $143,750,000 from the sale of 14,375,000 Units at $10.00 per unit, $2,397,500 of extension payment into the Trust Account, and $4,342,131 of interest income earned on these holdings, less $1,551,657 withdrawn from the interest earned on the Trust Account to pay federal and state income tax obligations and $70,180,359 of redemption of public shares. Additionally, there was $120,528 of interest accrued, but not yet credited to the Trust Account, which was recorded on the balance sheet in interest receivable on cash and marketable securities held in the Trust Account as of September 30, 2019.

The amount held in the Trust Account as of September 30, 2018, was $144,964,309, which represents cash and short-term investments of $143,750,000 from the sale of 14,375,000 Units at $10.00 per unit and $1,593,432 of interest income earned on these holdings, less $379,123 withdrawn from the interest earned on the Trust Account to pay federal and state income tax obligations. Additionally, there was $221,157 of interest accrued, but not yet credited to the Trust Account, which was recorded on the balance sheet in interest receivable on cash and marketable securities held in the Trust Account as of September 30, 2018.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. As of September 30, 2019, the Company had $469,707 in cash and a working capital deficit of $5,304,524. Further, the Company expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans to address this uncertainty by raising additional capital. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and marketable securities accounts in financial institutions, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with a major financial institution.

Cash and Marketable Securities Held in Trust Account

As of September 30, 2019 and 2018, the assets held in the Trust Account were invested in a money market fund.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2019 and 2018, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.

Offering Costs

Offering costs in the amount of $3,252,059 consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering. Offering costs were charged to stockholders’ equity upon the completion of the Offering.

Stock-based Compensation

For restricted stock awards granted to employees and directors of the Company, the related stock-based compensation will be based on the fair value of the common stock on the grant date. For restricted stock awards granted to non-employees of the Company, the related stock-based compensation will be based on the fair value of the common stock on the date the shares vest, or are no longer subject to forfeiture upon an event that is not probable to occur.

The shares underlying the Company’s restricted stock awards are subject to forfeiture if the Business Combination is not completed or if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of September 30, 2019 and 2018, have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of 1) warrants sold in the Offering and Private Placement to purchase an aggregate of 11,154,942 shares of common stock since the exercise of the warrants is contingent upon future events, 2) rights sold in the Offering and Private Placement that convert into 1,487,326 shares of common stock since the conversion of the rights is contingent upon future events, as of September 30, 2019 and 2018 and (3) the 60,000 shares of common stock underlying restricted stock awards that are still subject to forfeiture as of September 30, 2019 and 2018. Since the Company was in an adjusted net loss position during the periods presented within, diluted net loss per common share is the same as basic net loss per common share for all periods presented.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net loss is adjusted to remove net income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Year Ended September 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
Net loss	$(1,086,138)	$(665,385)
Less: net income attributable to common stock subject to redemption	(1,169,705)	(941,036)

Adjusted net loss	$(2,255,843)	$(1,606,421)

Weighted-average common shares outstanding, basic and diluted	4,207,008	4,048,626

Net loss per share common share, basic and diluted	$(0.54)	$(0.40)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2019 or 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2019 or 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The U.S. Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 and introduced significant changes to U.S. income tax law. Effective January 1, 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21% and creates new taxes on certain foreign-sourced earnings and certain related-party payments. Since the Company is a fiscal taxpayer, the Company is subject to a blended rate of 21% and 24.3% for fiscal year ended 2019 and 2018. The Company does not anticipate any other material impacts as a result of the Tax Act.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. OFFERING

On December 12, 2017, the Company completed the initial closing of the Offering whereby the Company sold 12,500,000 Units at a price of $10.00 per Unit. On January 9, 2018, the Company completed the second closing of the Offering with the exercise of the over-allotment option with the consummation of the sale of an additional 1,875,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths (3/4) of one warrant to purchase one share of common stock (the “Warrants”), and one right to receive one-tenth (1/10) of one share of common stock upon consummation of the Business Combination (the “Rights”). Warrants will only be exercisable for whole shares at $11.50 per share.

On January 16, 2018, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on January 17, 2018. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIG.U”. Any underlying shares of common stock, warrants and rights that are separated will trade on the New York Stock Exchange under the symbols “GIG,” “GIG.WS” and “GIGr,” respectively.

4. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from October 9, 2017 (date of inception) to December 12, 2017, the Founders purchased 4,267,500 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.005858 per share. In November and December 2017, the Company canceled 738,750 Founders Shares for no consideration. As a result, there are 3,528,750 Founder Shares outstanding as of September 30, 2019 and 2018. The Founder Shares are identical to the common stock included in the Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The Founders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the initial Business Combination, or earlier if, subsequent to the initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

The Founders purchased from the Company an aggregate of 489,500 units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. The Founders also purchased from the Company an aggregate of 8,756 private placement units in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. Each Private Placement Unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths (3/4) of a Warrant, and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of the initial Business Combination. Warrants will only be exercisable for whole shares at $11.50 per share. Unlike the Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the warrants included in the Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the Offering (see above).

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.

For the year ended September 30,2019 and the period from October 9, 2017, (date of inception) through September 30, 2018, the Company purchased consulting services in the amount of $0 and $14,400, respectively, from Sentienz Inc., a technology solutions company in which Jack Porter, a member of our Board of Directors, is the Executive Chairman. The fees paid were comparable to fees charged for similar services by other technology solutions companies.

Administrative Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to the Sponsor. Services commenced on December 8, 2017, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. For the year ended September 30, 2019 and for the period from October 9, 2017 (date of inception) through September 30, 2018, the Company incurred $240,000 and $196,758, respectively, in fees for these services, of which $70,000 and $0 is included in payable to related party in the accompanying balance sheets as of September 30, 2019 and 2018.

Notes Payable to Founders

On March 6, 2019, as part of the Initial Extension, the Company issued four unsecured promissory notes to the Founders in the aggregate principal amount of $1,437,500, representing $0.10 per public share. The funds have been deposited into the Trust Account. As a result, the period of time the Company has to consummate its Business Combination was extended by three months to June 12, 2019. The promissory notes bear no interest and are repayable in full upon the consummation of the Company’s previously announced Business Combination.

As part of the Second Extension, increasing the period of time the Company has to consummate its Business Combination by another six months to December 12, 2019, the Company issued the Second Extension Notes in the aggregate principal amount of $240,000 to the Founders. Additionally, as part of the Third through the Fifth Extensions, and based on amounts contributed through September 30, 2019, the Company issued to the Founders and affiliates thereof an aggregate of an additional $830,029 of notes for a total balance of the Extension Notes as of September 30, 2019 of $1,070,029.

Subsequent to year end, the Company issued to the Founders and affiliates thereof an aggregate of $369,971 of notes for a final total balance of the Extension Notes of $1,440,000.

Also included in Notes Payable to Founders on the balance sheet as of September 30, 2019 are $542,896 from certain of the Company’s Founders to be held for use as Working Capital Notes.

5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Company’s initial stockholders are entitled to registration rights pursuant to a registration rights agreement signed on December 7, 2017 (the “Initial Registration Rights Agreement”). Under the terms of the Initial Registration Rights Agreement, the Company’s initial stockholders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these shareholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

In connection with the Business Combination, the Company agreed to amend and restate (the “Amended Registration Rights Agreement”) the Initial Registration Rights Agreement in the form attached to the Stock Purchase Agreement. Pursuant to the Amended Registration Rights Agreement, after the date of closing of the Business Combination, the Seller’s Representative, Cowen II, or the holders of at least a majority-in-interest of the then-outstanding Private Shares, shares issued upon exercise of the Company’s Private Placement Warrants or the conversion of the rights held by the initial stockholders, and the shares issued in the Business Combination (collectively, the “Registrable Securities”) will be entitled to make up to three demands (not counting any demand by Cowen to register our securities) that the Company register the Registrable Securities. Such registration rights are subject to certain requirements and limitations as set forth in the Amended Registration Rights Agreement. In addition, and subject to certain requirements and limitations as set forth in the Amended Registration Rights Agreement, the holders of the Registrable Securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the Business Combination. Notwithstanding the foregoing, Cowen II, and two of the Founders who are affiliates of Cowen II, Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein”), may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after December 7, 2017 and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements, provided, that the Company is not required to pay for any registration if the request for such registration is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such registration.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,875,000 additional Units to cover any over-allotments, at the IPO price less deferred underwriting discounts and commissions. On January 9, 2018, the underwriters elected to fully exercise their over-allotment option to purchase 1,875,000 Units at a purchase price of $10.00 per unit.

The Company paid an underwriting discount of $0.20 per Unit offering price (or approximately $0.0467 per unit for each Unit sold pursuant to the underwriters’ over-allotment option).

Business Combination Marketing Agreement

The Company engaged Cowen and Company, LLC (an affiliate of Cowen II) and Chardan Capital Markets, LLC (collectively, the “Advisors”) as advisors in connection with the Business Combination pursuant to a business combination marketing agreement. Pursuant to that agreement, the Company will pay the Advisors a cash fee for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, (i) 3.5% of the gross proceeds of the Offering, excluding any proceeds from the full or partial exercise of the over-allotment option, plus (ii) 5.033333% of the gross proceeds of the Offering, if any, from the full or partial exercise of the over-allotment option (in each case, exclusive of any applicable finders’ fees which might become payable).

Forward Share Purchase Agreement

On September 27, 2019, the Company and Greenhaven Road Capital Fund 1, LP, a Delaware limited partnership (“Greenhaven Fund 1”), and Greenhaven Road Capital Fund 2, LP, a Delaware limited partnership (“Greenhaven Fund 2” and together with Greenhaven Fund 1, “Greenhaven”) entered into a Forward Share Purchase Agreement (the “Greenhaven Purchase Agreement”) pursuant to which the Company agreed to purchase the shares of common stock of the Company into which rights of the Company held by Greenhaven and any additional rights that Greenhaven will acquire will convert into upon the Closing of the Business Combination at the following price: (1) $1.05 per right for the first 5,500,000 rights (which reflects $10.50 per share for the first 550,000 shares); (2) $1.07 per right for the next 2,500,000 rights (which reflects $10.70 per share for the next 250,000 shares); and (3) $1.10 per right for the next 2,000,000 rights (which reflects $11.00 per share for the next 200,000 shares). The Company agreed to purchase the Shares on the later of the sixtieth day after the Closing of the Business Combination or January 1, 2020 (the “Greenhaven Purchase Closing Date”).

In exchange for the Company’s commitment to acquire the shares on the Greenhaven Purchase Closing Date, each of Greenhaven Fund 1 and Greenhaven Fund 2 agreed to continue to hold, and not to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of GigCapital and including any Short Sales (as defined below) involving any of the Company’s securities), the rights (including any additional rights) held by Greenhaven, and any shares that such rights (including any additional rights) convert into, until the Greenhaven Purchase Closing Date, including not to tender the rights (or any additional rights) to the Company in response to any tender offer that the Company may commence for the rights. For purposes of the Greenhaven Purchase Agreement, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities and Exchange Act of 1934 (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the forgoing, the parties agreed that Greenhaven shall after the Closing of the Business Combination have the right but not the obligation to sell any or all of its shares issued for the rights into in the open market if the share price equals or exceeds $10.50 per share. Furthermore, the parties agreed that nothing in the Greenhaven Purchase Agreement shall prohibit Greenhaven from entering into a contract to purchase and/or sell warrants of the Company.

No amount was recorded in the financial statements as the amount of the liability is not considered probable or reasonably estimable as it is dependent on the number of additional rights subsequently purchased by Greenhaven, as well as the number of shares sold by Greenhaven after the Business Combination should the market price of the stock increase above the $10.50 price limitation, as it did in November 2019.

6. STOCKHOLDERS’ EQUITY

Common Stock

The authorized Common Stock of the Company includes up to 100,000,000 shares. Holders of the Company’s Common Stock are entitled to one vote for each share of Common Stock. As of September 30, 2019 and 2018, there were 4,453,975 and 4,152,789 shares of common stock issued and outstanding and not subject to possible redemption (of which there are 7,182,567 and 14,309,217 such shares as of September 30, 2019 and 2018).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of September 30, 2019 or 2018, there were no shares of preferred stock issued and outstanding.

Warrants

Warrants will only be exercisable for whole shares at $11.50 per share. As a result, at least four Units must be purchased in order for each holder to receive shares of common stock for all of the Warrants acquired upon their exercise. Under the terms of the Warrant agreement dated December 12, 2017, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination, for the registration of the shares of common stock issuable upon exercise of the Warrants included in the Units.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 18-month period (or 24-month period as described above) allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants (excluding the warrants sold in the Private Placement Units as discussed in Note 4) become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

As of September 30, 2019 and 2018, there were 11,154,942 warrants outstanding.

Rights

Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive one-tenth (1/10) of one share underlying each right (without paying additional consideration) upon completion of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination on or prior to the 24-month period as described in Note 1) allotted to complete the Business Combination and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

As of September 30, 2019 and 2018, there were 14,873,256 rights outstanding.

Subsequent to year end, the Company commenced a tender offer for the purchase of all of the outstanding rights at a price of $0.99 (the “Tender Offer”). See Note 9 – Subsequent Events for a description of the transaction.

Stock-based Compensation

Included in the outstanding shares of Common Stock as of September 30, 2019 and 2018 are 60,000 shares issued in consideration of future services to the Company’s independent directors. These shares are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination. If a Business Combination occurs and these shares have not been previously forfeited, the fair value of the common stock on the date the shares vest will be recognized as stock-based compensation when the completion of the Business Combination becomes probable.

7. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		As of September 30,
Description:	Level	2019	2018
Assets:
Cash and marketable securities held in Trust Account	1	$78,757,615	$144,964,309

As of September 30, 2019 or 2018, the Company had no financial liabilities measured at fair value on a recurring basis.

8. INCOME TAX

The sources of loss before provision for income taxes are as follows for the year ended September 30, 2019 and the period from October 9, 2017 (date of inception) through September 30, 2018:

	Year Ended September 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
Domestic	$(333,118)	$(64,937)
Foreign	—	—

Total	$(333,118)	$(64,937)

The provision for income taxes was comprised of the following for the year ended September 30, 2019 and the period from October 9, 2017 (date of inception) through September 30, 2018:

	Year Ended September 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
Current:
Federal	$518,929	$440,038
State and local	234,091	160,410
Foreign	—	—

Total Current	753,020	600,448
Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

Total deferred income tax expense	—	—

Total provision for income taxes	$753,020	$600,448

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Year Ended September 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
Statutory income tax expense	$(69,955)	$(15,747)
State income taxes, net of federal	(23,264)	(4,348)
Tax Cuts and Jobs Act	—	60,156
Other permanent items	1,763	7,746
Valuation allowance on start-up costs	844,476	552,641

Provision for income taxes	$753,020	$600,448

For the year ended September 30, 2019 and the period from October 9, 2017 (date of inception) through September 30, 2018, the effective tax rate differs from the U.S. statutory rate primarily due to the impact of the Tax Act, the valuation allowance on the start-up costs, and tax expense associated with nondeductible permanent adjustments.

On December 22, 2017, the Tax Act was signed into law. The change in the tax law is partially effective in the current 2018 fiscal year and will be fully effective in the 2019 fiscal year. The Tax Act, among other things, reduces the top U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings.

Due to the complexities involved in accounting for the Tax Act, the Securities and Exchange Commission Staff Accounting Bulletin 118 required that the Company include in its financial statements a reasonable estimate of the impact of the Tax Act on earnings to the extent such reasonable estimate has been determined. The Company is allowed a measurement period of up to one year after the enactment date to finalize the recording of the related tax impacts. As of September 30, 2019 and 2018, the Company completed its accounting for the tax effects of the enactment of the Tax Act.

The Tax Act reduces the corporate federal tax rate to 21%, effective January 1, 2018. U.S. tax law stipulates that the Company’s 2019 and 2018 earnings are subject to a blended statutory tax rate of 21% and 24.3%, respectively, which is based on the prorated number of days in the fiscal year before and after the effective date.

The one-time transition tax is based on total post-1986 earnings and profits that were previously deferred from U.S. income taxes. The Company has no foreign operations or subsidiaries and therefore the one-time transition tax is not applicable to the Company.

As mentioned above, the Company has no foreign operations or subsidiaries. Therefore, it does not anticipate the new Tax Act provision on global intangible low-tax income or the newly enacted Base Erosion and Anti-Abuse Tax to have an impact on its financial statements in future periods. These facts could change if an acquisition is made that included foreign operations or activities.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of September 30, 2019 and 2018 were as follows:

	As of September 30,
	2019	2018
Deferred Tax Assets:
Start-up costs	$1,397,117	$552,641
Valuation allowance	(1,397,117)	(552,641)

Net deferred tax assets (liabilities)	$—	$—

As of September 30, 2019 or 2018, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of September 30, 2019 or 2018, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of 2019 or 2018. No changes to the uncertain tax position balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.

9. SUBSEQUENT EVENTS

Forward Share Purchase Agreements

Kepos Alpha Fund

On October 1, 2019, the Company and Kepos Alpha Fund L.P., a Cayman Islands limited partnership (“KAF”), entered into a Forward Share Purchase Agreement (“KAF Purchase Agreement”) pursuant to which the Company agreed to purchase the shares of common stock of the Company into which the rights of the Company held by KAF, including any additional rights that KAF may acquire, will convert into upon the Closing of the Business Combination. The KAF Purchase Agreement was amended the following day to provide that the total number of additional rights that KAF may acquire is 3,750,000 rights. As amended, the KAF Purchase Agreement provides that the Company would purchase such shares at the following price: (1) $1.05 per right for the first 1,000,000 rights (which reflects $10.50 per share for the first 100,000 shares); and (2) $1.07 per right for the next 3,329,950 rights (which reflects $10.70 per share for the next 332,995 shares). The Company agreed to purchase the shares on the earlier of the sixtieth day after the Closing of the Business Combination or February 15, 2020 (the “KAF Purchase Closing Date”).

In exchange for the Company’s commitment to acquire the shares on the KAF Purchase Closing Date, KAF agreed to continue to hold, and not to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of GigCapital and including any Short Sales (as defined below) involving any of the Company’s securities), the rights (including any additional rights) held by Greenhaven, and any shares that such rights (including any additional rights) convert into, until the KAF Purchase Closing Date, including not to tender the rights (or any additional rights) to the Company in response to any Tender Offer that the Company may commence for the rights. For purposes of the KAF Purchase Agreement, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the forgoing, the parties agreed that KAF shall after the Closing of the Business Combination have the right but not the obligation to sell any or all of its shares issued for the rights into in the open market if the share price equals or exceeds $10.50 per share. Furthermore, the parties agreed that nothing in the KAF Purchase Agreement shall prohibit KAF from entering into a contract to purchase and/or sell warrants of the Company.

Nomura Global Financial Products

On October 31, 2019, the Company entered into an agreement (the “Confirmation”) with Nomura Global Financial Products, Inc. (“NGFP”) for an OTC Equity Prepaid Forward Transaction (the “Forward Transaction”). The Confirmation confirms the terms and conditions of the Forward Transaction entered into between the Company and NGFP. Pursuant to the terms of the Confirmation, NGFP agreed to waive any redemption right that would require the redemption of shares that it holds at the Closing of the Business Combination in exchange for a pro rata amount of the funds held in the Trust Account provided that the Closing of the Business Combination occurs prior to December 12, 2019. Rather, NGFP, at its sole discretion, may either sell such shares in one or more transactions, publicly or privately, at a market price of at least $10.50 per share, or hold such shares for a period of time following the consummation of the Business Combination, at which time the Company will be required to purchase from NGFP, and NGFP will be required to sell to the Company, any such shares not otherwise previously sold by NGFP. The Confirmation provides that the Forward Transaction with NGFP is for up to 2,000,000 shares of Common stock. The actual number of shares held by NGFP at the Closing of the Business Combination was 1,623,000 shares of common stock (the “Subject Shares”).

The Confirmation provided that following the Closing of the Business Combination, the Company will transfer from the Trust Account an amount equal to (a) the aggregate number of the Subject Shares held by NGFP, multiplied by (b) the per share redemption price for shares of common stock out of the Trust Account (the “Forward Price”)) (such actual aggregate cash amount, the “Prepayment Amount”), as a partial prepayment to NGFP of the amount to be paid to NGFP in settlement of the Transaction upon the Valuation Date (as defined below) for the number of shares owned by NGFP at the closing of the Business Combination. The amount of the Prepayment Amount transferred to NGFP on November 25, 2019 was $17,044,584.

After the Closing of the Business Combination, NGFP may sell the Subject Shares at its sole discretion in one or more transactions, publicly or privately, at any time prior to the Original Valuation Date or Extended Valuation Date (each as defined below, and each a “Valuation Date”) at a price per Subject Share not less than the Forward Price. Any Subject Shares sold by NGFP during the term of the Transaction will cease to be Subject Shares. NGFP will give written notice to the Company of any sale of Subject Shares by NGFP within two business days of the date of such sale, such notice to include the date of the sale, the number of Subject Shares sold, and confirmation that the sale price per Subject Share was not less than the Forward Price.

After the Closing of the Business Combination, NGFP may also buy and sell additional shares for its own account or on behalf of third parties, and the pricing limitation set forth in the prior paragraph will not apply to any shares purchased after the closing of the Business Combination.

On each quarterly anniversary of the closing of the Business Combination (any such date, a “Cash Settlement Date”), NGFP will terminate the Transaction in whole or in part by reducing the number of Subject Shares for the Transaction (the reduction being “Terminated Shares”). The number of Terminated Shares with respect to any Cash Settlement Date will equal the number of Subject Shares sold by NGFP since the prior Cash Settlement Date (or with respect to the first Cash Settlement Date, the closing of the Business Combination). NGFP will notify the Company of the expected number of Terminated Shares not less than ten days prior to the applicable Cash Settlement Date. On each Cash Settlement Date, NGFP will pay the Company an amount equal to the product of (A) the number of Terminated Shares and (B) the Forward Price. With effect from the Cash Settlement Date, the remaining number of Subject Shares for the Transaction will be reduced by the Terminated Shares.

The “Original Valuation Date” for the Transaction will be the first anniversary of the closing of the Business Combination, provided that NGFP and the Company may, not later than ten days prior to the Original Valuation Date, agree, each in their sole discretion, to extend the Valuation Date to the second anniversary of the Business Combination (the “Extended Valuation Date”). At the Original Valuation Date or Extended Valuation Date, the Transaction will be settled by NGFP delivering the remaining Subject Shares to the Company, and the Company paying NGFP an amount equal to the product of (x) the Forward Price, (y) the applicable Accrual Percentage (as defined below), and (z) the number of remaining Subject Shares. The “Accrual Percentage” is the product of (a) with respect to any settlement occurring on or before the Original Valuation Date, 2.75% per annum, and with respect to any settlement occurring after the Original Valuation Date, 3.50% per annum, and (b) the number of actual days divided by the number of days in a year beginning on the date of the Closing of the Business Combination and ending on the applicable day of the settlement.

Glazer Capital, LLC

On November 19, 2019, GigCapital and Glazer Capital, LLC (“Glazer”) entered into a Forward Share Purchase Agreement (the “Glazer Purchase Agreement”) pursuant to which Glazer may elect to sell and transfer to the Company, and the Company will purchase the Glazer Shares at a price of $10.6819 per share (the “Glazer Shares Purchase Price”). Glazer shall notify the Company in writing five business days prior to the six month anniversary of the Closing of the Business Combination if it is not exercising its right to sell the Glazer Shares to the Company; otherwise, absent written notification to the contrary, Glazer shall be deemed to have exercised its right to sell all of its Glazer Shares to the Company. The Company will purchase the Glazer Shares from Glazer on the six month anniversary of the closing of the Business Combination (the “Glazer Shares Closing Date”). As of the Closing of the Business Combination, Glazer held 922,933 shares of common stock.

In exchange for the Company’s commitment to purchase the Glazer Shares on the Glazer Shares Closing Date, Glazer agreed to continue to hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of the Company and any Short Sales involving any of the Company’s securities) the Glazer Shares prior to the six (6) month anniversary of the date of the Closing of the Business Combination. Glazer further agreed that it will not redeem any of the Glazer Shares in conjunction with the Company’s stockholders’ approval of the Business Combination. Notwithstanding anything to the contrary herein, commencing on the day after the Closing of the Business Combination, Glazer may sell the Glazer Shares in the open market as long as the sales price is above $10.50 per Glazer Share.

Simultaneously with the Closing of the Business Combination, the Company deposited $9,858,678 which is the aggregate amount necessary to purchase the Glazer Shares, into an escrow account with Continental Stock Transfer and Trust Company (the “Escrow Agent”), subject to the terms of an escrow agreement. The Company’s purchase of the Glazer Shares will be made with funds from the escrow account attributed to the Glazer Shares. In the event that Glazer sells any Glazer Shares as provided for above, it shall provide notice to the Company within three business days of such sale, and Glazer shall instruct the Escrow Agent to release from the escrow account for the Company’s use without restriction an amount equal to the pro rata portion of the escrow attributed to the Glazer Shares which Glazer has sold. In the event that Glazer chooses not to sell to the Company any Glazer Shares that it owns as of the six month anniversary of the Closing of the Business Combination, Glazer shall instruct the Escrow Agent to release all remaining funds from the escrow account for the Company’s use without restriction.

Notwithstanding the Company’s commitment to deposit funds into the escrow account for the purchase of the Glazer Shares, GigCapital shall use its best efforts to enter into a letter of credit agreement for the issuance of a standby letter of credit for the benefit of Glazer with a bank acceptable to Glazer (the “Issuing Bank”) as soon as possible to replace the escrow account. When the letter of credit agreement is entered into, Glazer will instruct the Escrow Agent to deposit the funds held in the escrow account into the collateral account with the Issuing Bank. Concurrently with the execution of the letter of credit agreement, the Issuing Bank shall issue the letter of credit for the benefit of Glazer in the amount of the escrow account. Glazer shall drawdown from the letter of credit to satisfy the payment due to Glazer by the Company for the purchase of the Glazer Shares. In the event that Glazer sells any Glazer Shares pursuant to the sales price restriction set forth above, it shall provide notice to the Company and the Issuing Bank within three business days of such sale, and the Issuing Bank shall release from the collateral account an amount equal to the number of Glazer Shares sold multiplied by $10.6819 to the Company for the Company’s use without restriction, with a corresponding reduction in the amount of the letter of credit. In the event that Glazer elects not to sell to the Company any Glazer Shares, the Issuing Bank shall release all funds in the collateral account to the Company for the Company’s use without restriction and terminate the letter of credit.

Nothing in the Glazer Purchase Agreement prohibits or restricts Glazer with respect to the purchase or sale of the Company’s warrants.

Yakira Capital Management

On November 19, 2019, the Company and Yakira Capital Management, Inc. (“Yakira”) entered into a Forward Share Purchase Agreement (the “Yakira Purchase Agreement”) pursuant to which (i) Yakira may elect to sell and transfer to the Company, and the Company will purchase shares of common stock of the Company held by Yakira at the Closing of the Business Combination (the “Yakira Shares”), and (ii) the Company will purchase the shares of common stock of the Company into which the rights held by Yakira (the “Yakira Rights Shares”) will convert upon the Cosing of the Business Combination. At the Closing, Yakira held 439,299 rights, and 1,083,750 Yakira Shares.

The Company will purchase the Yakira Rights Shares from Yakira at $1.05 per right (which reflects $10.50 per Yakira Rights Share) (the “Yakira Rights Share Purchase Price”) as soon as practicable on or after the later of the sixtieth day after the Closing of the Business Combination or January 1, 2020 (the “Yakira Rights Shares Closing Date”). In exchange for the Company’s agreement to purchase the Yakira Rights Shares, Yakira agreed to continue to hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge the Rights (including any transactions involving any derivative securities of Yakira and any Short Sales involving any of the Company’s securities), and any Yakira Rights Shares that the rights convert into, until the Yakira Rights Shares Closing Date, including not to tender the rights to the Company in response to any Tender Offer that the Company may commence for the rights.

Yakira has the right to terminate the agreement for the Company to purchase the Yakira Rights Shares, without penalty, commencing on the thirtieth day after the Closing of the Business Combination and ending on the day prior to the Yakira Rights Shares Closing Date, by giving written notice to the Company, in which case it will not be restricted after such time with respect to its ability to dispose of the Yakira Rights Shares (subject to the restrictions against transactions involving any derivative securities of the Company and any Short Sales involving any of the Company’s securities).

Except as described below, Yakira also agreed to continue to hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of the Company and any Short Sales (as defined below) involving any of the Company’s securities) the Yakira Shares prior to the six month anniversary of the Business Combination Closing Date. Yakira further agreed to not redeem any of the Yakira Shares in conjunction with the Company l’s stockholders’ approval of the Business Combination. Notwithstanding anything to the contrary herein, commencing on the day after the Closing of the Business Combination, Yakira may sell the Yakira Shares in the open market as long as the sales price is above $10.50 per Yakira Share.

If Yakira still owns Yakira Shares as of the four month anniversary of the Business Combination Closing Date, Yakira may sell such Yakira Shares between the four month anniversary and six month anniversary of the Closing of the Business Combination to the Company for a per share price (the “Yakira Shares Purchase Price”) equal to (a) $10.5019, plus (b) $0.03 per share for each month (prorated for a partial month) following the Closing of the Business Combination that Yakira has held the Yakira Shares. The closing of the sale of the Yakira Shares to the Company shall occur on the business day following the Company’s receipt of the Yakira Shares exercise notice (the “Yakira Shares Closing Date”). On the Yakira Shares Closing Date, Yakira shall deliver the Yakira Shares to the Company against receipt of the aggregate Yakira Shares Purchase Price, which shall be paid by wire transfer of immediately available funds from the escrow account described below. Yakira may instruct the Escrow Agent to release to Yakira an amount equal to the Shares Purchase Price multiplied by the number of Yakira Shares delivered to the Company from the escrow account on Yakira the Shares Closing Date for Yakira’s use without restriction.

Following the Closing of the Business Combination, the Company deposited into an escrow account with the Escrow Agent, subject to an escrow agreement, with a nationally chartered bank the amount of $11,576,509. The Company’s purchase of the Yakira Shares will be made with funds from the escrow account attributed to the Yakira Shares. In the event that Yakira sells any Yakira Shares as provided for above, it shall provide notice to the Company within three business days of such sale, and the Company may promptly release from the escrow account for its use without restriction an amount equal to the pro rata portion of the escrow account attributed to the Yakira Shares which Yakira has sold. In the event that Yakira chooses not to sell to the Company any Yakira Shares that it owns as of the six month anniversary of the Business Combination Closing Date, the Company may promptly release all remaining funds from the escrow account for its use without restriction. In the event that the Yakira Shares Purchase Price paid on the Yakira Shares Closing Date is less than $10.6819 per Yakira Share, following payment of the Yakira Shares Purchase Price to Yakira, the Company and Yakira shall deliver joint written instructions to the Escrow Agent to release to Kaleyra from the remaining funds in the escrow account an amount equal to the difference between the Yakira Shares Purchase Price and $10.6819 per share multiplied by the number of Yakira Shares delivered by Yakira, and the Escrow Agent shall promptly disburse such amount to the Company in accordance with the payment instructions.

Nothing in the Yakira Purchase Agreement prohibits or restricts Yakira with respect to the purchase or sale of the Company’s warrants.

Amendment No. 2 to the Stock Purchase Agreement

On November 25, 2019, the parties to the Stock Purchase Agreement entered into Amendment No. 2 to the Stock Purchase Agreement (the “Second Amendment”). The Second Amendment provided that in lieu of the Company paying aggregate cash consideration upon the Closing to Esse Effe S.p.A. (“Esse Effe”) and Maya Investments Limited (“Maya”) in the aggregate amount of $7,500,000, GigCapital would instead issue unsecured promissory notes to each of Esse Effe and Maya, in the amounts of $6,000,000 and $1,500,000 respectively, (the “Cash Consideration Notes”) at the Closing of the Business Combination. GigCapital did upon the Closing on November 25, 2019 issue the Cash Consideration Notes to each of Esse Effe and Maya in the foregoing amounts.

Interest on the Cash Consideration Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, which is one and ninety-one hundredths percent (1.09%), plus a margin of one percent (1%) per annum. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. The outstanding principal balance of the Cash Consideration Notes, plus all accrued and unpaid interest and fees due under the Cash Consideration Notes, shall, upon the receipt by the Company, whether in a debt or equity financing event by the Company (which may include the receipt of cash from third parties with which the Company has entered into forward share purchase agreements), of cash proceeds in an amount not less than eleven million five hundred thousand dollars ($11,500,000) (the “Financing Proceeds”), be due and payable no later than ten business days after the Company receives the Financing Proceeds.

Closing of the Business Combination

On November 22, 2019, the Company held its special meeting of the stockholders (the “Special Meeting”) to (i) consider and vote a proposal to adopt the Stock Purchase Agreement, as amended, and the transactions contemplated thereby (“Proposal No. 1”); (ii) consider and vote on an amendment to the Company’s current amended and restated certificate of incorporation, as amended (the “Charter”) to provide for the classification of the Company’s board of directors (the “Board”) into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal No. 2”); (iii) consider and vote upon a proposal to amend the Company’s current Charter to provide for certain additional changes, including but not limited to changing the GigCapital’s name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to the Company’s status as a blank check company (“Proposal No. 3”); (iv) elect, effective at the closing of the business combination, six directors to serve staggered terms on our Board until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified or until they resign or are otherwise removed (“Proposal No. 4); and (v) consider and vote upon a proposal to approve the Kaleyra, Inc. 2019 Equity Incentive Plan (“Proposal No. 5”), There were 11,636,542 shares of common stock of the Company issued and outstanding on the record date for the Special Meeting. At the Special Meeting there were 10,803,634 shares voted by proxy or in person, and 10,594,629 shares voted in favor of each of the proposals.

Following the approval of the proposals by the Company’s stockholders, on November 25, 2019, the parties to the Stock Purchase Agreement consummated the Business Combination. At the Closing on November 25, 2019, the Company issued the Notes to each of Esse Effe and Maya in the amount of $6,000,000 and $1,500,000, respectively, and also issued the Cash Consideration Notes to each of Esse Effe and Maya in the identical respective amounts. Also at the Closing, the Company issued on November 25, 2019, 10,687,106 shares of common stock to the holders of capital stock of Kaleyra S.p.A. Prior to the Special Meeting, holders of 3,668,303 public shares of the Company’s common stock exercised their right to redeem those public shares for cash at a price of $10.5019 per share, for an aggregate of approximately $38.5 million. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above, and the automatic conversion of rights into shares of common stock), there were 19,977,101 shares of the Company’s issued and outstanding common stock. Upon the Closing, the Company’s rights and units ceased trading, and the Company’s common stock began trading on the NYSE American under the symbol “KLR.” Furthermore, Kaleyra’s warrants subsequently on December 2, 2019 began trading on the NYSE American as “KLR WS.” As of the date of Closing, the Company’s directors and executive officers and affiliated entities beneficially owned approximately 63.36% of Kaleyra’s outstanding shares of common stock, and the former securityholders of GigCapital beneficially owned approximately 46.50% of Kaleyra’s outstanding shares.

The per share redemption price of $10.5019 for holders of Public Shares electing redemption was paid out of the Company’s Trust Account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $40.8 million. In addition, approximately $14,000 remained in the Company’s operating account immediately prior to the Closing.

Rights Tender Offer

The Tender Offer expired at one minute past 11:59 p.m., New York City time, on November 22, 2019 (the “Expiration Time”). As of the Expiration Time, 1,655,691 or 11.13% of the outstanding rights had been validly tendered and not withdrawn in the Tender Offer. The Company accepted for purchase all of the rights validly tendered and delivered (and not validly withdrawn) in the Tender Offer at or prior to the Expiration Time, and paid an aggregate of $1,639,134 for such rights.

Amended and Restated Registration Rights Agreement

Pursuant to the terms of the Stock Purchase Agreement, the Company, the Sellers’ Representative and the holders of Registrable Securities on November 25, 2019 entered into the Amended Registration Rights Agreement, which became effective as of Closing of the Business Combination.